Exhibit 5.2

September 18, 2013

Ecopetrol S.A.

Carrera 13 No. 36-24

Bogota, Republic of Colombia

Ladies and Gentlemen,

We have acted as special Colombian counsel to Ecopetrol S.A., a mixed economy company (sociedad de economía mixta) organized as a stock corporation (sociedad anónima) under the laws of the Republic of Colombia (“Colombia”) (the “Company” or the “Issuer”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-190198) of (i) US$350,000,000 aggregate principal amount of the Company’s 4.250% Notes due 2018, (ii) US$1,300,000,000 aggregate principal amount of the Company’s 5.875% Notes due 2023, and (iii) US$850,000,000 aggregate principal amount of the Company’s 7.375% Notes due 2043 (together, the “Notes”) to be issued pursuant to an indenture dated as of July 23, 2009 (the “Indenture”) between the Company and The Bank of New York Mellon, as the trustee (the “Trustee”).

In arriving to the opinions expressed below, we have examined the originals or copies, certified or otherwise, of the following documents:

a)	The Underwriting Agreement dated September 11, 2013 (the “Underwriting Agreement”) entered into by and among the Company, as issuer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as underwriters (the “Underwriters”);

b)	The Indenture; and

c)	The forms of certificates representing the Notes to be delivered.

We have also reviewed such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In connection with the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, in all cases, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

(a)	Ecopetrol S.A. is a mixed economy company organized and validly existing under the laws of the Republic of Colombia and has the necessary corporate power and capacity to own its property and assets and to carry on its business under the laws of Colombia.

(b)	Ecopetrol S.A. has the necessary corporate power and authority under the laws of Colombia to execute, deliver and perform its obligations under the terms and conditions of the Underwriting Agreement and the Indenture relating to the creation, authentication, issuance, sale and/or delivery of the Notes.

(c)	The terms of Notes have been duly approved by the Board of Directors of the Company.

(d)	The Notes have been duly authorized, executed and issued by the Company to the extent such execution is a matter of Colombian law, and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided under the Underwriting Agreement, the Notes will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

We are lawyers admitted to practice in the Republic of Colombia and the foregoing opinion is limited to the laws of the Republic of Colombia as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 6-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form F-3ASR (File No. 333-190198) filed by the Company to effect the registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”), and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours Sincerely,

/s/ prietocarrizosa

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